Exhibit 10.1

EXECUTION VERSION

COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (this “Agreement”) is made as of March 28, 2014, by and between Keurig Green Mountain, Inc., a Delaware corporation (the “Company”), and Luigi Lavazza S.p.A., an Italian corporation (“Lavazza”).

WITNESSETH

WHEREAS, Lavazza previously acquired from the Company 8,566,649 shares of common stock of the Company, par value $0.10 per share (“Common Stock”), pursuant to the terms and conditions of that certain Common Stock Purchase Agreement, dated as of August 10, 2010 (as amended and in effect from time to time, the “2010 Agreement”), and 525,638 shares of Common Stock pursuant to the terms and conditions of that certain Common Stock Purchase Agreement dated as of May 6, 2011 (the “2011 Agreement”) by and between the Company and Lavazza.

WHEREAS, pursuant to Section 10.3 of the 2010 Agreement, the Company agreed not to sell or issue any shares of Common Stock, or other securities convertible into or exchangeable for Common Stock, or options, warrants, or rights carrying any rights to purchase Common Stock for a period of five years and six months after September 28, 2010 without first offering Lavazza the opportunity to purchase its Allotment of such newly issued securities.

WHEREAS, the Company notified Lavazza of its intent to sell 16,684,139 shares of Common Stock (the “Shares”) pursuant to that certain Common Stock Purchase Agreement dated as of February 5, 2014 (the “Purchase Agreement”) by and between the Company and Atlantic Industries, a corporation organized and existing under the laws of the Cayman Islands (the “Purchaser”) and an indirect wholly owned subsidiary of The Coca-Cola Company, a Delaware corporation, and Lavazza has agreed to acquire its Allotment of such newly issued shares at the same price per share as the Company sells shares of Common Stock to the Purchaser pursuant to the Purchase Agreement.

WHEREAS, the Shares were issued by the Company to the Purchaser in connection with the closing of the Purchase Agreement on February 27, 2014.

WHEREAS, Lavazza has agreed to acquire its Allotment of the newly issued shares of Common Stock to maintain its current percentage ownership of the Company’s outstanding Common Stock as of immediately prior to the closing in respect of the issuance and sale of shares of Common Stock to the Purchaser pursuant to the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and Lavazza agree as follows:

Section 1.   Definitions.

In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings indicated or referenced in this Section 1:

“2010 Agreement” shall have the meaning set forth in the Recitals hereto.

“2011 Agreement” shall have the meaning set forth in the Recitals hereto.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Allotment” shall have meaning set forth in the 2010 Agreement.

“Business Day” shall mean any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York or in Italy are authorized or obligated by law or executive order to close.

“Common Stock” shall have the meaning set forth in the Recitals hereto.

“Company” shall have the meaning set forth in the Preamble hereto.

“Closing” shall have the meaning set forth in Section 3.1 hereof.

“Closing Date” shall mean the date on which the Closing takes place.

“Company Reports” shall have the meaning set forth in Section 4.6 hereof.

“Confidentiality Agreement” shall have the meaning set forth in Section 7 of this Agreement.

“Disclosure Schedule” means the Disclosure Schedule of the Company delivered concurrently with this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other governmental jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal); or (d) self-regulatory organization (including the Nasdaq and the Financial Industry Regulatory Authority).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indemnified Liabilities” shall have the meaning set forth in Section 8 of this Agreement.

“Indemnitees” shall have the meaning set forth in Section 8 of this Agreement.

“Intellectual Property” shall mean any and all intellectual property rights arising from or associated with any of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) patents and patent applications; (ii) registered and unregistered trademarks and service marks, pending trademark and service mark registration applications, and all goodwill associated therewith and symbolized thereby; (iii) registered and material unregistered copyrights and applications for registration thereof; (iv) registered internet domain names; (v) trade secrets, technical data, know-how, show-how, formulae, methods, designs, processes and procedures; and (vi) all software, software implementations of algorithms, computer programs and related materials.

“Lavazza” shall have the meaning set forth in the Preamble hereto.

“Material Adverse Effect” shall mean any effect, change, claim, event or circumstance that, considered together with all other effects, changes, claims, events and circumstances, has had or would reasonably be expected to have or result in a material adverse effect on (1) the assets, business, financial condition, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, but shall not include: (i) effects, changes, claims, events or circumstances resulting from (A) changes since the date of this Agreement in general economic or political conditions or the securities, credit or financial markets worldwide, (B) changes since the date of this Agreement in conditions generally affecting the industry in which the Company operates, (C) changes since the date of this Agreement in generally accepted accounting principles or the interpretation thereof, (D) changes since the date of this Agreement in law, (E) any acts of terrorism or war since the date of this Agreement, in each case, unless disproportionately adverse to the Company and its Subsidiaries, taken as a whole; (ii) any adverse impact on the Company’s relationships with employees, customers and suppliers of the Company that is directly attributable to the announcement or pendency of this Agreement and the transactions contemplated by this Agreement, or any other adverse impact on the Company that is directly (and to the extent) attributable to the announcement and pendency of the transactions contemplated in this Agreement; (iii) any failure after the date of this Agreement to meet internal or analyst projections or forecasts for any period, in and of itself, but not excluding the underlying facts relating to any such failure to the extent that any such facts would constitute a Material Adverse Effect; or (iv) the taking of any action required to be taken by the Company pursuant to this Agreement or specifically instructed by Lavazza, or (2) the ability of the Company to consummate the transactions contemplated by this Agreement or the validity or enforceability of this Agreement or the rights or remedies of Lavazza hereunder.

“Nasdaq” shall mean the Nasdaq Global Select Market.

“New Shares” shall have the meaning set forth in Section 2 of this Agreement.

“Person” shall mean an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, Governmental Body or other entity of any kind.

“Purchase Agreement” shall have the meaning set forth in the Recitals hereto.

“Purchase Price” shall have the meaning set forth in Section 2 of this Agreement.

“Registration Rights Agreement” shall mean the Registration Rights Agreement entered into by the Company and Lavazza on and as of September 28, 2010.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Reports” shall have the meaning set forth in Section 4 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shares” shall have the meaning set forth in the Recitals hereto.

“Significant Subsidiary” of a Person shall mean such Person’s “significant subsidiary,” as defined in Rule 1-02(w) of the SEC’s Regulation S-X.

“Subsidiary” shall mean, with respect to any Person, any other Person (A) of which such Person or a subsidiary of such Person is a general partner or (B) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or Persons performing similar functions with respect to such entity, is directly or indirectly owned by such Person and/or one or more subsidiaries thereof.

Section 2. Sale and Purchase of Stock. Subject to the terms and conditions of this Agreement, at the Closing Lavazza agrees to purchase (or cause one of its Subsidiaries to purchase), and the Company agrees to sell and issue to Lavazza (or such Subsidiary of Lavazza), 1,407,000 newly-issued shares of

Common Stock (the “New Shares”) at a price per share of U.S.$74.98, for an aggregate purchase price of U.S.$105,496,860.00 (the “Purchase Price”).

Section 3.   Closing.

3.1.    Closing. The purchase, sale and issuance of the New Shares shall take place at a closing (the “Closing”) at the offices of Baker & McKenzie LLP, 452 Fifth Avenue, New York, 10018, at 10:00 a.m., local time, as soon as practicable but in any event not later than the third Business Day following the date on which the last of the conditions set forth in Section 10 has been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, time and/or date as may be jointly designated by the Company and Lavazza.

3.2.    Deliveries. The Purchase Price shall be paid by Lavazza (or such Subsidiary of Lavazza) to the Company at the Closing by wire transfer of immediately available funds to an account or accounts to be designated by the Company at least three Business Days before the Closing.  At the Closing, the Company will deliver to Lavazza (or such Subsidiary of Lavazza) a certificate registered in Lavazza’s name representing the New Shares.

Section 4.   Representations and Warranties of the Company.

Except as set forth in (i) (A) the annual report on Form 10-K as amended filed by the Company with the SEC with respect to the fiscal year ended September 29, 2013, (B) any Current Reports on Form 8-K filed by the Company with the SEC since September 29, 2013, (C) the quarterly reports on Form 10-Q filed by the Company with the SEC since the filing date of the Form 10-K referred to above, including reports with respect to the thirteen-week period ended December 28, 2013 or (D) all other statements, reports, schedules, forms and other documents filed by the Company with the SEC since the fiscal year ended September 29, 2013, and all amendments thereto, in each case, as and to the extent publicly available on the SEC’s EDGAR system prior to the date of this Agreement (collectively the “SEC Reports”) (it being understood that any matter disclosed in any SEC Report shall be deemed to be disclosed for a representation herein only to the extent that it is reasonably apparent from such disclosure in such SEC Report that such disclosure is applicable to such representation) or (ii) the correspondingly numbered section of the Disclosure Schedule, the Company makes the following representations and warranties to Lavazza:

4.1.    Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each Significant Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Each of the Company and each Significant Subsidiary of the Company has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all material contracts to which it is a party.  Each of the Company and each Significant Subsidiary of the Company is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to result in a Material Adverse Effect.

4.2.    Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.  The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company.  This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

4.3.    Capitalization. As of March 18, 2014, the authorized capital stock of the Company consists of (i) 500,000,000 shares of Common Stock, of which 161,796,274 shares were issued and outstanding and (ii) 1,000,000 shares of Preferred Stock, $0.10 par value, of which no shares were issued and outstanding.  All such outstanding shares have been, or upon issuance will be, validly issued, fully paid and nonassessable.  Except as set forth in Section 4.3 of the Disclosure Schedule, as of March 18, 2014, (i) no shares of the Company’s capital stock are subject to preemptive rights (other than the rights contemplated by the 2010 Agreement, the 2011 Agreement, this Agreement and the Purchase Agreement), (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of Common Stock of the Company, (iii) there are no agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the Securities Act (except the Registration Rights Agreement), (iv) there are no outstanding securities or instruments of the Company which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company, (v) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the New Shares as described in this Agreement and (vi) other than the Company’s 2002 Deferred Compensation Plan, as amended, the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.  Upon issuance and payment therefor in accordance with the terms and conditions of this Agreement, the New Shares shall be validly issued, fully paid and nonassessable and free from all taxes, liens and charges.

4.4.    No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s certificate of incorporation or bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any material agreement, indenture or instrument to which the Company or any of its Significant Subsidiaries is a party or (iii) subject to compliance with the HSR Act and the competition laws of other applicable jurisdictions, if any, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Body to which the Company or any of its Significant Subsidiaries is subject, or by which any property or asset of the Company or any of its Significant Subsidiaries is bound or affected.

4.5.    Brokers’ Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.6.    SEC Reports; Internal Controls and Procedures; Financial Statements.

(a)     The Company has filed with the SEC all statements, reports, schedules, forms and other documents required to be filed by the Company with the SEC since September 29, 2013 on a timely basis

(the foregoing, including the SEC Reports, collectively, the “Company Reports”).  As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) each of the Company Reports (i) was accurate and complete; (ii) complied as to form with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and the applicable rules and regulations of the SEC thereunder; and (iii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)     Except as disclosed in the SEC Reports, the Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

(c)      Except as disclosed in the SEC Reports, the Company maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for the fiscal year ended September 29, 2013.  Except as disclosed in the SEC Reports, since September 29, 2013 through the date hereof, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (B) any illegal act or fraud, that involves the Company’s management or other employees; or (C) any claim or allegation regarding any of the foregoing that would have a Material Adverse Effect.

(d)     The consolidated financial statements (including any related notes) contained or incorporated by reference in the SEC Reports (as amended prior to the date of this Agreement): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly presented, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby.  No financial statements of any Person other than the Company are required by GAAP to be included in the consolidated financial statements of the Company.  With respect to the financial statements (including any related notes) contained or incorporated by reference in the SEC Reports and except as disclosed in the SEC Reports, there have been no deficiencies or weaknesses identified in writing by the Company or the Company’s independent auditors (whether current or former) in the design or operation of internal controls of financial reporting utilized by the Company and its consolidated subsidiaries that would have a Material Adverse Effect.

(e)      None of the Company or any of its Significant Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (i) that were incurred after September 29, 2013 in the ordinary course of business consistent with past practice, (ii) that were set forth on the Company financial statements for the year ended September 29, 2013 or in the SEC Reports, (iii) that were incurred in connection with this Agreement and the Underwriting Agreement and the transactions contemplated hereby and thereby, or (iv) that would not reasonably be expected to result in a Material Adverse Effect.

4.7.    Compliance with Laws; Permits. (a) Each of the businesses of the Company or any of its Significant Subsidiaries is, and since September 29, 2013 has been, conducted in compliance in all material respects with all laws applicable to the Company or such Significant Subsidiary or by which any property, asset or right of the Company or such Significant Subsidiary is bound, (b) the Company is in compliance in all material respects with the applicable listing, corporate governance and other rules and regulations of Nasdaq, (c) each of the Company and each of its Significant Subsidiaries, and any Person acting on their behalf, holds all material permits necessary for the lawful conduct of its business and the ownership, use, occupancy and operation of its assets and properties, including its provision of professional services, (d) the Company and each of its Significant Subsidiaries is in compliance in all material respects with the terms of such material permits and such material permits are in full force and effect, and (e) neither the Company nor any of its Significant Subsidiaries has received any written communication since September 29, 2013 from any Governmental Body that remains unresolved and that alleges that the Company or any of its Significant Subsidiaries is not in compliance in any material respect with, or is subject to any material liability under, any material permit or law or relating to the revocation or modification of any material permit.  Neither the Company nor any of its Significant Subsidiaries has received any written notice that any investigation or review by any Governmental Body that, if adversely decided, would have a Material Adverse Effect is pending as of the date of this Agreement with respect to the Company or any of its Significant Subsidiaries or any of the properties, assets or operations of the Company or any of its Significant Subsidiaries or that any such investigation or review is contemplated.

4.8.    Absence of Certain Changes or Events. Since September 29, 2013, (i) the Company and its Significant Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, consistent with past practice, and (ii) no event or events have occurred that had or would reasonably be expected to have a Material Adverse Effect.

4.9.    Litigation. There is no action, suit or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, any Significant Subsidiary of the Company or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority which (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or the New Shares or (ii) would reasonably be expected to result in a Material Adverse Effect.

4.10. Intellectual Property.

(a)     The Company and its Significant Subsidiaries either own all right, title and interest in, free and clear of any liens, or have sufficient right to use pursuant to license, sublicense, agreement or permission, all Intellectual Property used or necessary to conduct the business of the Company and its Significant Subsidiaries as it is currently conducted or anticipated to be conducted, which right shall not be terminated, amended accelerated or cancelled by the consummation of the transactions contemplated by this Agreement.  To the Company’s knowledge, no registration or application of the Intellectual Property owned by the Company or any of its Significant Subsidiaries is invalid or unenforceable.

(b)     The Company has taken commercially reasonable steps to maintain and protect its Intellectual Property rights and to obtain proper ownership of Intellectual Property developed for the Company or its Significant Subsidiaries by its employees and contractors.

(c)      To the knowledge of the Company, neither the Company nor any of its Significant Subsidiaries is infringing or misappropriating in any material respect any Intellectual Property right of any third party.  Without limiting the foregoing, neither the Company nor any of its Significant Subsidiaries has received written notice alleging any such material infringement or misappropriation.  No third party is, to the knowledge of the Company, infringing or misappropriating in any material respect any Intellectual Property rights owned by the Company or any of its Significant Subsidiaries.  Without limiting the foregoing, the Company has not provided written notice to any third party alleging any such material infringement or misappropriation.

Section 5. Representations and Warranties of Lavazza.

Lavazza hereby represents and warrants to the Company as follows:

5.1.    Authorization; Enforcement. Lavazza has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.  The execution and delivery of this Agreement by Lavazza and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Lavazza.  This Agreement has been duly executed by Lavazza and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of Lavazza enforceable against Lavazza in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

5.2.    No Registration. Lavazza understands that the New Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and Lavazza’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Lavazza set forth herein in order to determine the availability of such exemptions and the eligibility of Lavazza to acquire the New Shares.

5.3.    Investment Intent. Lavazza is acquiring the New Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and Lavazza has no present intention of selling, granting any participation in, or otherwise distributing the same.  Lavazza further represents that it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or to any third Person with respect to any of the New Shares.

5.4.    Investment Experience. Lavazza has sufficient experience in evaluating and investing in private placement transactions of securities in companies similar to the Company and acknowledges that Lavazza can protect its own interests.  Lavazza has such knowledge and experience in financial and business matters so that Lavazza is capable of evaluating the merits and risks of its investment in the Company.

5.5.    Speculative Nature of Investment. Lavazza can bear the economic risk of its investment and is able, without impairing its financial condition, to hold the New Shares for an indefinite period of time and to suffer a complete loss of its investment.  Lavazza acknowledges that the New Shares may not be resold unless subsequently registered under the Securities Act or an exemption from such registration is available.

5.6.    Access to Data. Lavazza has had an opportunity to review the SEC Reports and to ask questions of, and receive answers from, the officers of the Company concerning the Company’s business,

management and financial affairs, which questions were answered to its satisfaction.  Lavazza believes that it has received all the information it considers necessary or appropriate for deciding whether to purchase the New Shares.  Lavazza acknowledges that it is relying solely on its own counsel for legal advice with respect to this investment or the transactions contemplated by this Agreement.

5.7.    Accredited Investor. Lavazza is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act.

5.8.    No Governmental Review. Lavazza understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the New Shares or the fairness or suitability of the investment in the New Shares nor have such authorities passed upon or endorsed the merits of the offering of the New Shares.

5.9.    Brokers’ Fees. Lavazza has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

5.10. Tax Advisors. Lavazza has reviewed with its own tax advisors the U.S.  federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement.  With respect to such matters, Lavazza relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral.  Lavazza understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

5.11. Short Selling. At no time prior to the date of this Agreement has any of Lavazza or any of its Subsidiaries engaged in or effected, in any manner whatsoever, directly or indirectly, any (i) “short sale” (as such term is defined in Section 242.200 of Regulation SHO of the Exchange Act) of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock.

5.12. Legend. Lavazza understands and agrees that the certificates evidencing the New Shares or any other securities issued in respect of the New Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legends (in addition to any legend required under applicable state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND/OR LAWS.

5.13. Consents. Other than compliance with the HSR Act and the competition laws of other applicable jurisdictions, if any, and filings under the Exchange Act, Lavazza is not and will not be required to make any filing with, give any notice to, or to obtain any consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the transactions contemplated in this Agreement.

5.14. Sufficient Funds. As of the date hereof, Lavazza has sufficient funds presently available, and at the Closing will have sufficient funds available, to deliver the purchase price payable in respect of the New Shares purchased at the Closing in full and to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

Section 6.   Certain Covenants of the Parties.

Lavazza and the Company agree as follows with respect to the period from the date of execution of this Agreement to the Closing:

6.1.    Public Announcements. The Company and Lavazza shall consult with one another before issuing any press release or any public statement with respect to the transactions contemplated by this Agreement and matters related hereto.  Except as otherwise required or permitted by this Agreement, neither the Company nor Lavazza shall, nor permit any of their respective Subsidiaries or representatives to, make any public disclosure regarding the transactions contemplated by this Agreement unless (a) the other party to this Agreement shall have approved such disclosure (which approval shall not be unreasonably withheld, conditioned or delayed) or (b) such disclosure is required by applicable law.

6.2.    Consents and Filings.

(a)     The parties will use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective in the most expeditious manner possible the transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate such transactions, (ii) taking all actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Body and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.  As soon as reasonably practicable and in any event within 15 Business Days following the execution and delivery of this Agreement, the Company and Lavazza will each file a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the Department of Justice under the HSR Act, will use their respective reasonable best efforts to obtain termination or expiration of the applicable waiting period and will make any  submissions pursuant thereto that may be necessary, proper or advisable.  Notwithstanding the foregoing or any other provision in this Agreement to the contrary, neither the Company, Lavazza nor any of their respective affiliates will be obligated in connection with the transactions contemplated by this Agreement to enter into any agreement, consent decree or other commitment requiring the divestiture (including through the granting of any license rights) or holding separate of any assets or subject itself to any restriction on the operation of its or its subsidiaries’ businesses, or to commence, pursue or defend any litigation.

(b)     In furtherance of the foregoing, the parties to this Agreement will cooperate with each other in connection with the making of all such filings and use reasonable best efforts to (i) furnish all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement, (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental  Body and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated by this Agreement, (iii) consult with the other party prior to taking a position, and permit the other parties to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Body by or on behalf of either party in connection with any investigations or proceedings related solely to this Agreement or the transactions contemplated by this Agreement or given in connection with any proceeding by a private party and (iv) consult with the other party in advance of any meeting or conference with, any Governmental Body relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party relating thereto, and give the other party the opportunity to attend and participate in such meetings and conferences (unless prohibited by such Governmental Body).  Notwithstanding the foregoing, the Company and Lavazza may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.2(b) as “Counsel Only

Material.” Such materials and the information contained therein will be given only to the outside counsel of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its affiliates unless express permission is obtained in advance from the source of the materials (the Company or Lavazza, as the case may be) or its legal counsel.  Each of the Company and Lavazza will cause its respective outside counsels to comply with this Section 6.2(b).  Notwithstanding anything to the contrary in this Section 6.2(b) materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company, privileged communications and competitively sensitive information.

(c)      The Company will use reasonable best efforts to promptly cause the New Shares to be approved for listing on Nasdaq, subject only to official notice of issuance.

Section 7.   Confidentiality.

Lavazza agrees that all information provided by or on behalf of the Company to Lavazza and any of its affiliates or representatives in connection with this Agreement and the transactions contemplated herein shall be governed by the Mutual Confidentiality Agreement dated March 9, 2010 by and between Lavazza and the Company (the “Confidentiality Agreement”), as modified and extended in accordance with the 2010 Agreement.

Section 8.   Indemnification.

The Company shall defend, protect, indemnify and hold harmless Lavazza and its officers, directors, employees and agents (the “Indemnitees”) to the fullest extent lawful from and against any and all actions, causes of action, suits, claims, losses (including losses from the diminution of value of any New Shares), costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby, or (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated hereby.  Notwithstanding anything in this Section 8, the Company will have no duty to indemnify the Indemnitees for Indemnified Liabilities in the aggregate in excess of the Purchase Price paid by Lavazza for the New Shares.

Section 9.   Certain Agreements of the Parties.

9.1.    Status of Shares. The parties acknowledge and agree that the New Shares purchased pursuant to this Agreement shall be deemed and constitute for all purposes “Additional Shares” as defined in the 2010 Agreement and shall be subject to the obligations and restrictions applicable to Additional Shares under and in accordance with the 2010 Agreement and shall be entitled to the rights and benefits afforded to Additional Shares under and in accordance with the 2010 Agreement and the Registration Rights Agreement.  This Agreement and the transactions contemplated hereby shall be deemed to satisfy the party’s rights and obligations under Section 10.3 (Preemptive Rights) of the 2010 Agreement with respect to the issuance and sale of shares of Common Stock to the Purchaser pursuant to the Purchase Agreement.

9.2.    2010 and 2011 Agreements. The terms and conditions of the 2010 Agreement and 2011 Agreement will remain in full force and effect.

Section 10. Closing Conditions.

10.1. Conditions to Lavazza’s Obligations at Closing. The obligation of Lavazza to complete the transactions contemplated by this Agreement is subject to the satisfaction of, or compliance with, on or before the Closing Date, each of the following conditions (any of which may be waived by Lavazza, in whole or in part):

(a)     Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects on the date hereof and on and as of the Closing Date, other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time, and a duly authorized officer of the Company shall certify in writing such compliance.

(b)     Covenants. The Company shall have, in all material respects, performed all obligations and complied with all covenants required hereunder to be performed by it at or prior to the Closing, and a duly authorized officer of the Company shall certify in writing such performance.

(c)      Qualifications and No Legal Impediments. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any Governmental Body that would, as of the Closing Date, prevent the issuance or sale of the New Shares to be issued and sold at the Closing; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the New Shares to be issued and sold at such Closing.

(d)     No Material Adverse Effect. There shall not have occurred a Material Adverse Effect after the date of this Agreement.

(e)      HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise terminated and all approvals under any other applicable competition laws shall have been obtained.

10.2. Conditions to the Obligations of the Company at Closing. The obligation of the Company to complete the transactions contemplated in this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing, of each of the following conditions precedent (each of which may be waived by the Company in whole or in part):

(a)     Representations and Warranties. The representations and warranties of Lavazza contained herein shall be true and correct on the date hereof and on and as of the Closing Date, other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time, and a duly authorized officer of Lavazza shall certify in writing such compliance.

(b)     Covenants. Lavazza shall have, in all material respects, performed all obligations and complied with all covenants required hereunder to be performed by it at or prior to the Closing, and a duly authorized officer of Lavazza shall certify in writing such performance.

(c)      Qualifications and No Legal Impediments. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any Governmental Body that would, as of the Closing Date, prevent the issuance or sale of the New Shares; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the New Shares.

(d)     HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise terminated and all approvals under any other applicable competition laws shall have been obtained.

Section 11. Termination of Agreement.

11.1. Basis for Termination. This Agreement may be terminated:

(a)     by mutual written agreement of the Company and Lavazza;

(b)     by either the Company or Lavazza, if the Closing has not been consummated on or before May 9, 2014; provided, that the right to terminate this Agreement pursuant to this Section 11 shall not be available to any party whose breach of any provision of this Agreement or willful conduct or failure to act has substantially contributed to the failure of, or has prevented, the Closing to be consummated by such time; or

(c)      by either the Company or Lavazza, as the case may be, if a condition to the obligations of such party to complete the transactions set forth in Section 10 shall have become incapable of satisfaction.

11.2. Effect of Termination. In the event of termination of this Agreement pursuant to Section 11.1, this Agreement (other than the provisions of this Section 11 and Sections 4.5 and 5.9 (Brokers’ Fees), Section 12.8 (Expenses), Section 7 (Confidentiality), Section 6.1 (Public Announcements), and Section 13 (Governing Law; Jurisdiction; Venue; Jury Trial), which shall survive termination if such termination occurs prior to the Closing) shall then be null and void and have no further force and effect and all other rights and liabilities of the parties hereunder will terminate without any liability of any party to the other, except that nothing herein shall relieve either party from liability for any willful breach of this Agreement prior to such termination.

Section 12. Miscellaneous.

12.1. Assignment. This Agreement shall inure to the benefit of and be binding upon and enforceable by the parties and their successors and permitted assigns. However, neither party may assign or delegate any of its rights or obligations under this Agreement without the prior written consent of the other party, except that Lavazza may assign its right to purchase the New Shares to one of its Subsidiaries in accordance with Section 2 but no such assignment shall relieve Lavazza of its obligations hereunder without the prior written consent of the Company.

12.2. Severability. If any part of this Agreement is declared invalid or unenforceable by any court of competent jurisdiction, such declaration shall not affect the remainder of this Agreement and the invalidated provision shall be revised in a manner that will render such provision valid while preserving the parties’ original intent to the maximum extent possible.

12.3. Entire Agreement. This Agreement, the 2010 Agreement, the 2011 Agreement, the Confidentiality Agreement and the Registration Rights Agreement constitute the entire agreement between the parties relating to the subject matter hereof and all other previous agreements or arrangements between the parties, written or oral, relating to the subject matter hereof are superseded.

12.4. No Amendment. No amendment, alteration or modification of any of the provisions of this Agreement will be binding unless made in writing and signed by each of the parties hereto.

12.5. Compliance with Laws. In performing this Agreement, each party shall comply with all applicable laws, rules and regulations and shall not be required to perform or omit to perform any act required or permitted under this Agreement if such performance or omission would violate the provisions of any such law, rule or regulation.

12.6. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

12.7. Notices. All notices required or permitted under this Agreement must be in writing and sent to the address or facsimile number identified below.  Notices must be given: (a) by personal delivery, with receipt acknowledged; (b) by facsimile followed by hard copy delivered by the methods under (c) or (d); (c) by prepaid certified or registered mail, return receipt requested; or (d) by prepaid reputable overnight delivery service.  Notices will be effective upon receipt.  Either party may change its notice address by providing the other party written notice of such change.  Notices shall be delivered as follows:

If to Lavazza:		Luigi Lavazza S.p.A.
Attention: Simona Musso
General Counsel
Corso Novara, 59
10154 Torino, Italy
Fax: +39 011 239 8635

with a copy (which shall not constitute notice) to:		Cleary Gottlieb Steen & Hamilton LLP
Attention: William A. Groll, Esq.
One Liberty Plaza
New York, NY 10006
Fax: (212) 225-3999

If to the Company:		Keurig Green Mountain, Inc.
Attention: Michael J. Degnan
Chief Legal Officer and Corporate General Counsel
33 Coffee Lane
Waterbury, VT 05676
Fax: (802) 264-0835

with a copy (which shall not constitute notice) to:		Baker & McKenzie LLP
	Attention:	Craig A. Roeder, Esq.
Aaron N. Rice, Esq.
300 East Randolph Street
Chicago, Illinois 60601
Fax: (312) 861-2899

12.8. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including any HSR-related, shall be paid by the party which shall have incurred the same, and the other party shall have no liability thereto.

12.9. Headings. The titles of the Articles and Sections contained in this Agreement are for convenience only and shall not be considered in construing this Agreement.

12.10.    Parties in Interest. Other than Section 8, nothing in this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto.

12.11.    Waiver. No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

12.12.       Survival. The representations and warranties made in this Agreement shall survive any investigation made by any party hereto and the Closing under this Agreement for two (2) years from the Closing.  For the avoidance of doubt, any covenant or agreement of any of the parties set forth in this Agreement shall survive the Closing and shall continue in full force and effect until the time specified in this Agreement for such covenant or agreement or, if no such time is specified, indefinitely.

12.13.       Interpretation of Agreement.

(a)     Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

(b)     Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(c)      As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”

(d)     The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement, and references herein to “Sections” are intended to refer to Sections of this Agreement.

Section 13. Governing Law; Jurisdiction; Venue; Jury Trial.

13.1. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

13.2. Submission to Jurisdiction. Each of the Company and Lavazza irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, New York and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement and the transactions contemplated herein, or for recognition or enforcement of any judgment, and each of the Company and Lavazza irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the Company and Lavazza hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

13.3. Waiver of Venue. Each of the Company and Lavazza irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement and the transactions contemplated herein in any court referred to in Section 13.2.  Each of the Company and Lavazza hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

13.4. Waiver of Jury Trial. EACH OF THE COMPANY AND LAVAZZA HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH OF THE COMPANY AND LAVAZZA HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT EACH OF THE COMPANY AND LAVAZZA HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Common Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

LUIGI LAVAZZA S.P.A.		KEURIG GREEN MOUNTAIN, INC.

By:	/s/ Antonio Baravalle	By:	/s/ Frances Rathke
Name:	Antonio Baravalle	Name:	Frances Rathke
Title:	Chief Executive Officer	Title:	CFO